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OMB Number: 3235-0145
Expires: October 31, 2002
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                       UNITED STATES
             SECURITIES AND EXCHANGE COMMISSION
                  Washington, D.C.  20549



                       SCHEDULE 13G/A

         Under the Securities Exchange Act of 1934

                    (Amendment No. 1*)


                    HMN FINANCIAL, INC.
---------------------------------------------------------
                     (Name of Issuer)

                       COMMON STOCK
---------------------------------------------------------
              (Title of Class of Securities)

                         40424G108
---------------------------------------------------------
                      (CUSIP Number)


                    December 31, 2001
---------------------------------------------------------
 (Date of Event Which Required Filing of this Statement)


Check the following box to designate the rule pursuant to which this Schedule is filed:

    [ ] Rule 13d-1(b)
    [ ] Rule 13d-1(c)
    [x] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF
INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND
UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1745 (3-98)                Page 1 of 6

---------------------------------------------------------------

CUSIP No.  40424G108           13G
---------------------------------------------------------------
1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Roger P. Weise
----------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                     (a) / /
                                     (b) /x/
----------------------------------------------------------------
3     SEC USE ONLY

----------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------------------------------------------------------

NUMBER OF       5   SOLE VOTING POWER
SHARES
BENEFICIALLY            193,920
OWNED BY       -------------------------------------------------
EACH            6   SHARED VOTING POWER
REPORTING
PERSON                  2,100
WITH           -------------------------------------------------
                7   SOLE DISPOSITIVE POWER

                        193,920
               -------------------------------------------------
                8   SHARED DISPOSITIVE POWER

                        2,100
----------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON

          196,020
----------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*

----------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          4.46%
----------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

          IN
----------------------------------------------------------------
                 *SEE INSTRUCTION BEFORE FILLING OUT!
                            Page 2 of 6
----------------------------------------------------------------

ITEM 1.
     (a)  Name of Issuer
          --------------
          HMN Financial, Inc.

     (b)  Address of Issuer's Principal Executive Offices
          -----------------------------------------------
          1016 Civic Center Drive Northwest
          Rochester, Minnesota 55901
ITEM 2.
     (a)  Name of Person Filing
          ---------------------
          Roger P. Weise

     (b)  Address of Principal Business Office or, if None,
          Residence
          ------------------------------------------------------
          The business address of the ESOP is:

		305 East Hillcrest Dr.
		Spring Valley, Minnesota 55975

     (c)  Citizenship
          -----------
          United States

     (d)  Title of Class of Securities
          ----------------------------
          Common stock, par value $.01 per share.

     (e)  CUSIP Number
          -----------------
          40424G108

ITEM 3.   If this statement is filed pursuant to Section
240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a) / / Broker or dealer registered under section 15 of the Act.

(b)	/  / Bank as defined in section 3(a)(6) of the Act.

(c) / / Insurance company as defined in section 3(a)(19) of the Act.

(d) / / Investment company registered under section 8 of the Investment Company Act of 1940.

(e) /  / An investment adviser in accordance with Section
	   240.13d-1(b)(1)(ii)(E).

(f) / / An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F).

(g) / / A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G).

(h) / / A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

(i) / / A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940.

(j)/  / Group, in accordance with Section 240.13d-1(b)
        (1)(ii)(J).



ITEM 4.   Ownership

        (a)	Amount Beneficially Owned
			196,020
	   (b)	Percent of Class
			4.46%
	   (c)	Number of shares as to which such person has:

		   	(i)	Sole power to vote or to direct the vote
				193,920
			(ii)	Shared power to vote or to direct the vote
				2,100
(iii) Sole power to dispose or to direct the
        disposition of
				193,920
(iv) Shared power to dispose or to direct the
        disposition of
				2,100

ITEM 5. Ownership of Five Percent or Less of a Class

       If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following / X /.


ITEM 6. Ownership of More than Five Percent on Behalf of Another
        Person.

          Not applicable.

ITEM 7. Identification and Classification of the Subsidiary
Which Acquired the Security Being Reported on By the Parent
Holding Company

          Not applicable.

ITEM 8. Identification and Classification of Members of the Group

          Not applicable.

ITEM 9. Notice of Dissolution of Group

          Not applicable.


ITEM 10.  Certification

The following certificate shall be included if the statement is filed pursuant to Rule 13d-1(d):
By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:       February 14, 2002   By:/s/Roger P. Weise
                                ---------------------------------
                                Roger P. Weise

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference.
The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7 for other parties for whom copies are to be sent.

	ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF
FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)